Exhibit 99.1

Jeffrey T. Slovin Appointed Chief Executive Officer of Sirona Dental Systems, Inc.

LONG ISLAND CITY, N.Y. – February 21, 2013 — Sirona Dental Systems, Inc. (NASDAQ: SIRO), the dental technology leader, announced that Jeffrey T. Slovin has become its Chief Executive Officer in accordance with the succession plan previously announced on November 16, 2012. Also as part of that plan, Mr. Thomas Jetter, a Director, has become non-executive Chairman. Mr. Jost Fischer has retired from the positions of Chairman and CEO.

Jeffrey T. Slovin, CEO of Sirona said: “It is an honor to be given the opportunity to lead Sirona, the finest organization in dentistry, and you should expect a seamless transition. I understand and endorse the high level of expectations we and others place on us as the leader in dental technology, and am excited by the challenges and opportunities that lie ahead. During my fourteen years in the dental industry, with the last seven at Sirona, I have been focused on advancing dentistry, improving patient care and delivering shareholder value. I am confident that with the ongoing commitment and dedication of our outstanding management team, we will continue to drive innovation to progress dentistry even further.”

Mr. Slovin, continued: “I would like to thank the Board of Directors and our shareholders for placing their trust and confidence in me. Finally, on behalf of Sirona and all its employees, I want to thank Jost Fischer for the commitment, vision and tireless dedication he has shown in transforming Sirona into the world-class global company it is today.”

Mr. Slovin,48, has served as Sirona’s President since September 20, 2010 and, prior to that time, as Executive Vice President and Chief Operating Officer of U.S. Operations. Before that, Mr. Slovin was Chief Executive Officer of Schick Technologies, Inc., a leading dental technology company that was acquired by Sirona in 2006.

About Sirona Dental Systems, Inc.

Sirona, the dental technology leader, has served dealers and dentists worldwide for more than 130 years. Sirona develops, manufactures, and markets a complete line of dental products, including CAD/CAM restoration systems (CEREC), digital intra-oral, panoramic and 3D imaging systems, dental treatment centers and handpieces. Visit http://www.sirona.com for more information about Sirona and its products.

Contact information:

Joshua Zable

Sirona Dental Systems, Inc.

+1 718 482 2184

joshua.zable@sirona.com